SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)*

Convio, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

21257W105

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)

[_]   Rule 13d-1(c)

[X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index on Page 13

CUSIP # 21257W105

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Austin Ventures VI, L.P. Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON PN

CUSIP # 21257W105

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Austin Ventures VI Affiliates Fund, L.P. Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON PN

CUSIP # 21257W105

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON AV Partners VI, L.P. Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON PN

CUSIP # 21257W105

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Joseph C. Aragona Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON IN

CUSIP # 21257W105

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth P. DeAngelis Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON IN

CUSIP # 21257W105

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jeffery C. Garvey Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON IN

CUSIP # 21257W105

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON John D. Thornton Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON IN

CUSIP # 21257W105

This Amendment No. 1 amends the Statement on Schedule 13G previously filed by Austin Ventures VI, L.P., a Delaware limited partnership (“AV VI”), Austin Ventures VI Affiliates Fund, L.P., a Delaware limited partnership (“AV VI A”), AV Partners VI, L.P., a Delaware limited partnership (“AVP VI”), Joseph C. Aragona (“Aragona”), Kenneth P. DeAngelis (“DeAngelis”), Jeffery C. Garvey (“Garvey”) and John D. Thornton (“Thornton”). Aragona, DeAngelis, Garvey and Thornton are the general partners of AVP VI. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.” Only those items as to which there has been a change are included in this Amendment No. 1.

ITEM 4.	OWNERSHIP The following information with respect to the ownership of the Common Stock of the issuer by the person filing this Statement is provided as of December 31, 2011.
(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.
(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

CUSIP # 21257W105

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2012

AUSTIN VENTURES VI, L.P.	/s/ Kevin Kunz ____________________________
By AV Partners VI, L.P.,	Signature
Its General Partner
Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES VI AFFILIATES FUND, L.P.	/s/ Kevin Kunz ____________________________
By AV Partners VI, L.P.,	Signature
Its General Partner
Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS VI, L.P.	/s/ Kevin Kunz ____________________________
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

JOSEPH C. ARAGONA	/s/ Kevin Kunz ____________________________
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

KENNETH P. DeANGELIS	/s/ Kevin Kunz ____________________________
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

JEFFERY C. GARVEY	/s/ Kevin Kunz ____________________________
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CUSIP # 21257W105

JOHN D. THORNTON	/s/ Kevin Kunz ____________________________
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CUSIP # 21257W105

 EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page

Exhibit A: Agreement of Joint Filing	13

Exhibit B: Reference to Kevin Kunz as Attorney-In-Fact	14

CUSIP # 21257W105

exhibit A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the common stock of Convio, Inc. shall be filed on behalf of each of the Reporting Persons. Note that a copy of the applicable Agreement of Joint Filing is already on file with the appropriate agencies.

CUSIP # 21257W105

EXHIBIT B

Reference to Kevin Kunz as Attorney-in-Fact

Kevin Kunz has signed the enclosed documents as Attorney-In-Fact. Note that a copy of the applicable Power of Attorney is already on file with the appropriate agencies.